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SYBRON
INTERNATIONAL                                                       NEWS RELEASE

--------------------------------------------------------------------------------
                                                       411 East Wisconsin Avenue
                                                             Milwaukee, WI 53202
                                                                  (414) 274-6600


FOR IMMEDIATE RELEASE                         Contact: Dennis Brown
                                                       Chief Financial Officer
                                                       Phone:  (414) 274-6600


                         SYBRON INTERNATIONAL ANNOUNCES
                  RECORD EARNINGS AND SPIN-OFF OF DENTAL GROUP


MILWAUKEE (April 24, 2000). Sybron International Corporation (NYSE:SYB) announced today its financial results for the second quarter of fiscal 2000, the quarter ended March 31, 2000.


SECOND QUARTER AND FIRST HALF FINANCIAL RESULTS

Sybron had net income of $39.0 million for the second quarter of 2000, up 19.9 percent from net income from continuing operations in the like period a year ago. Net income for the first half of 2000 was $69.4 million, an increase of
24.3 percent from net income from continuing operations last year.

Diluted earnings per share for the second quarter were $0.37, an increase of
19.4 percent from the $0.31 diluted earnings per share from continuing operations in the second quarter of 1999. Diluted earnings per share for the first half of the year were $0.65, an increase of 22.6 percent from last year.

Net sales for the second quarter totaled $326.4 million, compared to $272.0 million for the second quarter of 1999, an increase of 20.0 percent. Sales increases were negatively impacted by the strengthening of the U.S. dollar by approximately $3.4 million. Without foreign currency effects, sales increased by
21.2 percent over our corresponding second quarter of 1999. Year-to-date, net sales at $624.6 million were up 20.0 percent from last year.

Cash flow continues to be strong as earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter were $102.3 million as compared with $84.3 million for the same quarter of 1999, an increase of 21.3 percent. EBITDA for the first six months of the year was $191.5 million, an increase of 23.0 percent from the same period a year ago.


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Page Two
April 24, 2000


Internal sales growth this quarter was a robust 8.9 percent, made up of 11.0 percent in the dental segments and 7.7 percent in the laboratory segments.

Kenneth F. Yontz, Chairman, President and Chief Executive Officer, said, "I am extremely pleased with the Company's very positive and well-balanced performance this quarter and, in particular, the excellent rate of internal growth achieved by both the dental and laboratory segments. Again, the combination of solid operating performance throughout the Company, together with the addition of good profitable businesses through our acquisition program, has produced a healthy rate of sales and earnings growth."


SPIN-OFF OF DENTAL GROUP

Sybron International also announced today that its board of directors has decided to proceed with a spin-off of its dental group by way of a pro rata dividend of Sybron Dental Specialties, Inc. (SDS) stock to Sybron International shareholders. The spin-off is subject to a number of conditions, including the receipt of a ruling from the Internal Revenue Service that the transaction will be tax-free, and the effectiveness of a Registration Statement registering the SDS stock under applicable securities laws. The spin-off process is expected to take six to eight months.

When the spin-off is completed, Frank Jellinek, Jr., currently president of Sybron Laboratory Products Corporation (SLP), will become President and Chief Operating Officer of Sybron International, which will be renamed Apogent Technologies, upon approval by shareholders. He will also join the board of directors of Apogent.

Mr. Yontz, currently Chairman, President and CEO of Sybron International, will remain Chairman and CEO of Apogent Technologies and will become Chairman of SDS. Floyd W. Pickrell, Jr., currently President of SDS, will become President and CEO of the newly spun-off dental unit. Dennis Brown, Vice President and Chief Financial Officer of Sybron International, will also join the Board of Directors of SDS.

In commenting on the spin-off, Mr. Yontz stated that, "The time has come, given the quite different dynamics of the two businesses, to recognize that their abilities to grow and prosper, and to have independent access to capital markets, will be substantially enhanced if they are independent companies. Both of these businesses are market leaders in their fields, and this separation will ensure that their market leadership is not only maintained but strengthened."






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Page Three
April 24, 2000


ACQUISITIONS

The Company completed four acquisitions during the quarter, bringing the total number of acquisitions this fiscal year to seven, all of which were for cash. The second quarter acquisitions are expected to add approximately $20 million annually in additional sales revenues.

Acquisitions completed during the quarter were as follows:

On March 6, 2000, Sybron International Corporation announced that a subsidiary of Sybron Laboratory Products Corporation ("SLP") has acquired the assets of the Consolidated Technologies operations of SeraCare, Inc. (AMEX:SRK). Consolidated Technologies is a manufacturer of quality control materials, intermediate biological products, invitro diagnostic products and proficiency testing specimens for the invitro diagnostic industry. Their products include intermediate biological products, calibrators, and controls used in immunology, clinical chemistry, toxicology, infectious disease and nucleic acid testing. Consolidated Technologies' annual sales revenues are approximately $7.0 million.

On February 29, 2000, Sybron International Corporation announced that a subsidiary of Sybron Dental Specialties, Inc., Kerr Corporation ("Kerr"), acquired Safe-Wave Products Inc., a manufacturer of disposable tips and adapters for air/water syringes used in a dental operatory. Safe-Wave's annual sales revenues are approximately $4 million.

On February 4, 2000, one of SLP's businesses acquired Sun International ("Sun"), a leading supplier of consumables for high-pressure liquid chromatography
(HPLC), gas chromatography (GC) and high throughput screening (HTS) applications. In addition to autosampler vials, inserts and closures, Sun recently introduced their PLATE+(TM) and MICROMAT(TM) product line for high throughput screening in the biotechnology and pharmaceutical markets. Sun's annual sales revenues are approximately $6 million.

On February 1, 2000, another of SLP's businesses, Nalge Nunc International, purchased the Versi-Dry(R) product line from National Packaging Services Corporation ("NPS") located in Green Bay, Wisconsin. The Versi-Dry(R) product is an absorbent pad used in research and industrial laboratories and is designed to absorb and contain chemicals and other spillage occurring in the laboratory. Sales revenues are approximately $3 million and are expected to expand as a result of SLP's marketing leverage and strong relationship with distributors of such products.






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Page Four
April 24, 2000


Sybron International Corporation's subsidiaries design, manufacture and market laboratory products for the life science industry and professional dental consumable products worldwide. Products of Sybron Laboratory Products Corporation include Erie Scientific laboratory glass micro-arrays, specialty slides and other diagnostic products, Matrix, Robbins and Molecular BioProducts high throughput screening products, Microgenics drug diagnostic products, Nalge Nunc International reusable and disposable multi-well plates and plastic labware, Richard-Allan histology systems, and Barnstead Thermolyne precision heating and stirring apparatus, and water purification systems for laboratories. Products of Sybron Dental Specialties include Ormco and "A" Company orthodontic products and Kerr dental materials.






[APOGENT TECHNOLOGIES LOGO]                    [SYBRON DENTAL SPECIALITIES LOGO]





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Page Five
April 24, 2000


The Company's financial results are summarized below:



                                                             2nd Quarter      2nd Quarter
                                                                3/31/00         3/31/99
                                                             ------------    ------------
                                                         (In Millions Except Earnings per Share)


Net Sales                                                    $      326.4    $      272.0
Gross Profit                                                        170.9           141.6
Selling, General & Adm. Expense                                      89.1            73.1
Operating Income                                                     81.8            68.5
Income from Continuing Operations
Before Taxes                                                         64.1            53.5
Income Taxes                                                         25.1            21.0

Income from Continuing Operations                                    39.0            32.5

Net Loss from the Discontinued
Operation of NPT
                                                                       --            (0.4)

Extraordinary Item:
Gain on Sale of NPT                                                    --            18.8
Net Income                                                           39.0            50.9
Basic Earnings per Share from
Continuing Operations                                                 .37             .31
Diluted Earnings per Share from
Continuing Operations                                                 .37             .31
Basic Earnings per Share                                              .37             .49
Diluted Earnings per Share                                            .37             .48
Basic Shares Outstanding                                            104.2           103.3
Diluted Shares Outstanding                                          106.6           106.5






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Page Six
April 24, 2000



                                                  First Half     First Half
                                                   3/31/00        3/31/99
                                                ------------   ------------
                                           (In Millions Except Earnings per Share)

Net Sales                                       $      624.6   $      520.3
Gross Profit                                           325.1          267.2
Selling, General & Adm. Expense                        174.6          143.1
Merger & Integration Expense                              --            2.7
Operating Income                                       150.5          121.4
Income from Continuing Operations
Before Taxes                                           114.7           92.4
Income Taxes                                            45.3           36.6
Income from Continuing
Operations                                              69.4           55.8

Net Income from the Discontinued
Operation of NPT
                                                          --            0.1

Extraordinary Item:
Gain on Disposal of NPT                                   --           18.8

Net Income                                              69.4           74.7
Basic Earnings per Share from
Continuing Operations                                    .67            .54
Diluted Earnings per Share from
Continuing Operations                                    .65            .53
Basic Earnings per Share                                 .67            .72
Diluted Earnings per Share                               .65            .70
Basic Shares Outstanding                               104.1          103.1
Diluted Shares Outstanding                             106.5          106.2






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